Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of MagneGas Corporation on Forms S-3 (File No. 333-212879 and File No. 333-207928) and Form S-8 (File No. 333-212789) of our report dated March 31, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of MagneGas Corporation as of December 31, 2016 and for the year ended December 31, 2016, which report is included in this Annual Report on Form 10-K of MagneGas Corporation for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2017